Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in Registration Statement Nos. 333-164851, 333-183109, and 333-197944 on Form S-8 and No.333-185136 on Form S-3 of our reports dated February 26, 2019, relating to the consolidated financial statements of Generac Holdings, Inc. and subsidiaries and the effectiveness of internal control over financial reporting, appearing in this Annual Report on Form 10-K of Generac Holdings, Inc. for the year ended December 31, 2018.

/s/ Deloitte & Touche LLP

Milwaukee, Wisconsin

February 26, 2019